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			      UTILICORP UNITED INC.
		       COMPUTATION OF EARNINGS PER SHARE
		    (in millions except per share amounts)
				   (unaudited)

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							      Three Months Ended          Twelve Months Ended
								   March 31,                   March 31,
								      1994         1993            1994        1993
Line No.
EARNINGS AVAILABLE FOR COMMON SHARE:
(a)    Earnings available for common shares as reported            $    37.4     $   33.0           $ 83.8     $ 52.3
(b)     Elimination of interest on convertible subordinated
       	  debentures, net of tax                                          .1           .2               .6         .8
(c)    Elimination of dividens on cumulative
       	  convertible preference stock                                   1.1          1.3              4.6        --

(d)    Fully Diluted Earnings Available                            $    38.6     $   34.5           $ 89.0     $ 53.1


	WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
(e)    Primary weighted average shares outstanding as reported          42.28        37.97            41.82      35.76
	Assumed conversion of convertible subordinated
(f)      debentures                                                       .58          .69              .63        .77
	Assumed conversion of cumulative convertible
(g)      preference shares                                               2.34         2.90             2.73        --

(h)    Fully Diluted Weighted Average Shares Outstanding                45.20        41.56            45.18      36.53


	EARNINGS PER COMMON SHARE:
	  Primary (a/e)                                            $      .88    $     .87          $  2.00   $   1.46
	  Fully Diluted (d/h)                                             .85          .83             1.97       1.45
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